Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	David Christensen
CFO
507-387-3355
Jennifer Spaude
Investor Relations
507-386-3765

HickoryTech Reports First Quarter 2009 Results
Positioned for Growth: Lower Debt, Higher Cash Position

MANKATO, Minn., May 4, 2009—HickoryTech Corp. (Nasdaq: HTCO) today reported financial results for the first fiscal quarter ended March 31, 2009.  The Company reported first quarter revenue of $33.5 million, a 7 percent decline from the $35.9 million reported for the first quarter 2008.  Net Income of $1.6 million, or 12 cents per diluted share, experienced a modest decline in the 2009 first quarter compared with the same period one year ago, primarily due to declines in Telecom revenue and Enventis equipment sales revenue, which were partially offset by Enventis services revenue.

Operating income for the first quarter totaled $4.6 million, down 6 percent compared to the first quarter of 2008, primarily related to a decrease in Telecom and Enventis operating income; however, partly offset by improvements in corporate costs.

Debt balance, including long term and current positions, was reduced an additional $1.4 million to $125.6 million in the first quarter of 2009 as the Company’s total cash position increased $4.9 million in the first three months of fiscal 2009.

“HickoryTech has continued to experience challenges due to the macroeconomic environment; however, our business remains strong as demonstrated by our further reduction of debt and increased cash position,” said John Finke, HickoryTech’s president and chief executive officer.  “Overall, we are pleased with our first quarter performance. As our customers look for ways to maximize their communications spending, HickoryTech continues to demonstrate the strong value through our products and services.”

Sector Highlights
Telecom Sector (before inter-segment eliminations) as compared to same period 2008
First quarter 2009 Telecom Sector revenue totaled $17.9 million versus $18.4 million one year ago. Growth in broadband revenues partially offset the continued declines in local service and access revenue.

•
Broadband revenue, including DSL, data and digital TV services, continued to outpace the decline in local service revenue, reporting $2.9 million, an increase of 11 percent compared to $2.6 million one year ago. The growth trend in DSL subscribers continued with a 5 percent increase, totaling 18,924 subscribers. Digital TV subscribers increased 19 percent to 8,464.

•	Network access revenue totaled $6.2 million, a decline of $615,000. The minute-of-use and number-of-lines-served have been on a steady decline for several quarters, an industry-wide trend.
•	Local service revenue declined 6 percent, primarily due to competition and economic impacts. Local voice lines declined 9 percent from one year ago.

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Enventis Sector (before intersegment eliminations), as compared to same period 2008
First quarter 2009 Enventis Sector revenue of $15.9 million declined 10 percent from the $17.7 million reported for the same period one year ago. Enventis operating income for the first quarter totaled $1.2 million, a 19 percent decrease from the first quarter in 2008. Enventis net income declined 18 percent as a result of a decline in revenue and a planned increase in operating expenses to grow the sector’s services revenue.

•
Enventis Transport Services (ETS) revenue increased 24 percent to $6.7 million, attributed to strong wholesale and retail transport growth including national MPLS services and an increased demand for Enventis’ SingleLink™ Unified Communications solution.

•	Enterprise Network Services (ENS) services revenue, which includes monitoring and support services, increased 13 percent to $2.3 million.
•	ENS equipment sales in the first quarter 2009 totaled $6.8 million, a decrease of $3.4 million or 33 percent. The decline is a result of a slowdown in equipment sales driven by the economy.
•
Enventis cost-of-services expense increased in the first quarter 2009 by $1 million, or 22 percent, as compared to the same quarter last year. This cost increase was planned and supports the growth in Enventis services.  First quarter 2009 cost-of-services level reported a decrease of $1.6 million, or 24 percent, from the previous quarter.

Capital expenditures, debt and cash
HickoryTech reported capital expenditures of $2.6 million for the first quarter of 2009, down from the $3.4 million reported in the same quarter in 2008, and down from the $5.3 million reported in the previous quarter.  The debt balance (long-term and current portion) totaled $125.6 million as of March 31, 2009, a $1.4 million decrease from the previous quarter.  Additionally, the Company had $6.6 million of cash on hand as of March 31, 2009, an increase of $4.9 million.

In an announcement earlier today, HickoryTech reported it has reached an agreement to acquire CP Telecom, a facilities-based telecommunications provider serving Minneapolis and Duluth, Minn. The closing of the transaction is pending approval of regulatory agencies and is expected in the third quarter 2009.

“Looking forward, we expect to see continued scrutiny around business and consumer spending for the remainder of the year, which will adversely impact several of our lines of business,” continued Finke. “We will continue to execute prudent cost controls while at the same time aligning our company to take advantage of opportunities when the economic climate changes.”

Due to the pending acquisition, the Company will not update its outlook at this time.

Conference call
HickoryTech will host a conference call and webcast on Tuesday, May 5 at 9 a.m. CT. The dial-in number for the call is 877-774-2369 (U.S. and Canada) and the participant pass code is 95430548.  A simultaneous Webcast of the call and downloadable presentation will be available through a link on the Investor Relations page at www.hickorytech.com.

About HickoryTech HickoryTech Corporation (NASDAQ: HTCO), headquartered in Mankato, Minn., offers integrated communication products and services to business and residential customers over a regional fiber network. The company, founded in 1898, has approximately 430 employees. The Telecom Sector, with facilities-based operations in Minnesota and Iowa, offers local voice, long distance, high-speed Internet, Digital TV and IP networking services to residential and business customers. In addition, the Telecom Sector develops telecom and carrier access billing solutions and customer management systems. Enventis provides IP-based voice, data and network solutions to businesses across a five-state region. For more information, visit www.hickorytech.com.

Forward looking statement
Certain statements included in this press release that are not historical facts are "forward-looking statements." Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management's beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. HickoryTech undertakes no obligation to update any of its forward-looking statements, except as required by federal securities laws.

Consolidated Statement of Operations
(Unaudited)
	Three Months Ended March 31
			%
(Dollars in thousands)	2009	2008	Change
Revenues:
Telecom Sector	$17,672	$18,294	-3%
Enventis Sector
Equipment	6,791	10,168	-33%
Services	8,998	7,438	21%
Total Enventis Sector	15,789	17,606	-10%
Total revenues	33,461	35,900	-7%

Costs and Expenses:
Cost of sales, equipment, excluding depreciation and amortization	5,999	8,697	-31%
Cost of services, excluding depreciation and amortization	12,465	11,690	7%
Selling, general and administrative expenses	5,156	5,686	-9%
Depreciation	5,069	4,669	9%
Amortization of intangibles	214	289	-26%
Total costs and expenses	28,903	31,031	-7%

Operating income	4,558	4,869	-6%

Interest and other income	9	27	-67%
Interest expense	(1,708)	(1,697)	1%

Income before income taxes	2,859	3,199	-11%
Income taxes	1,233	1,418	-13%

Net income	$1,626	$1,781	-9%

Reconciliation of operating income to EBITDA:
Operating income	$4,558	$4,869	-6%
Add:
Depreciation	5,069	4,669	9%
Amortization of intangibles	214	289	-26%
EBITDA	$9,841	$9,827	0%

(Not in thousands)
Basic earnings per share	$0.12	$0.13	-8%

Basic weighted average common shares outstanding	13,018,602	13,301,409

Diluted earnings per share	$0.12	$0.13	-8%

Diluted weighted average common and equivalent shares outstanding	13,019,248	13,306,910

Dividends per share	$0.13	$0.12	8%

Consolidated Balance Sheet
(Unaudited)

(Dollars in thousands except share and per share amounts)	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$6,565	$1,626
Receivables, net of allowance for doubtful accounts of $813 and $905	16,375	26,292
Inventories	5,786	8,674
Income tax receivable	-	566
Deferred income taxes	2,064	2,064
Prepaid expenses	2,230	1,409
Other	669	1,114
Total current assets	33,689	41,745

Investments	4,306	4,066

Property, plant and equipment	340,187	338,510
Accumulated depreciation	(191,001)	(187,157)
Property, plant and equipment, net	149,186	151,353

Other assets:
Goodwill	25,239	25,239
Intangible assets, net	642	856
Deferred costs and other	2,128	2,249
Total other assets	28,009	28,344

Total assets	$215,190	$225,508

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Extended term payable	$4,768	$10,474
Accounts payable	2,307	3,133
Accrued expenses and other	6,004	8,001
Accrued income taxes	309	-
Deferred revenue	5,368	6,205
Current maturities of long-term obligations	1,671	1,621
Total current liabilities	20,427	29,434

Long-term liabilities:
Debt obligations, net of current maturities	123,918	125,384
Financial derivative instruments	2,801	3,286
Accrued income taxes	7,578	7,517
Deferred income taxes	18,489	18,282
Deferred revenue	1,500	1,646
Accrued employee benefits and deferred compensation	10,286	10,210
Total long-term liabilities	164,572	166,325

Total liabilities	184,999	195,759

Commitments and contingencies	-	-

Shareholders' equity:
Common stock, no par value, $.10 stated value
shares authorized: 100,000
Shares issued and outstanding: 13,041 in 2009 and 12,992 in 2008	1,304	1,299
Additional paid-in capital	11,692	11,504
Retained earnings	20,135	20,199
Accumulated other comprehensive (loss)	(2,940)	(3,253)
Total shareholders' equity	30,191	29,749

Total liabilities and shareholders' equity	$215,190	$225,508

Telecom Sector Recap
(Unaudited)

	Three Months Ended March 31
			%
(Dollars in thousands)	2009	2008	Change

Revenues:
Local Service	$3,877	$4,131	-6%
Network Access	6,210	6,825	-9%
Long Distance	1,031	1,190	-13%
Data	1,876	1,848	2%
Internet	1,254	1,078	16%
Digital TV	1,008	744	35%
Directory	1,077	1,000	8%
Bill Processing	669	594	13%
Intersegment	243	130	87%
Other	670	884	-24%
Total Telecom Revenues	$17,915	$18,424	-3%

Total Telecom revenue before intersegment eliminations
Unaffiliated Customers	$17,672	$18,294
Intersegment	243	130
	17,915	18,424
Costs and expenses:
Cost of services, excluding depreciation and amortization	7,576	7,647	-1%
Selling, general and administrative expenses	2,834	3,304	-14%
Depreciation and amortization	4,120	3,926	5%
Operating income	$3,385	$3,547	-5%

Net income	$1,978	$2,068	-4%

Capital expenditures	$1,435	$2,420	-41%

Key Metrics
Business access lines	25,189	27,318	-8%
Residential access lines	32,966	36,713	-10%
Total access lines	58,155	64,031	-9%
Long distance customers	37,990	40,837	-7%
DSL customers	18,924	18,003	5%
Digital TV customers	8,464	7,107	19%

6

Enventis Sector Recap
(Unaudited)

	Three Months Ended March 31
			%
(Dollars In thousands)	2009	2008	Change
Revenue before eliminations:
ENS equipment	$6,791	$10,168	-33%
ENS services	2,341	2,065	13%
ETS services	6,657	5,373	24%
Intersegment	141	138	2%
	$15,930	$17,744	-10%

Total Enventis revenue before intersegment eliminations
Unaffiliated customers	$15,789	$17,606
Intersegment	141	138
	$15,930	$17,744
Cost of sales, equipment
(excluding depreciation and amortization)	5,999	8,697	-31%
Cost of services
(excluding depreciation and amortization)	5,238	4,279	22%
Selling, general and administrative expenses	2,389	2,327	3%
Depreciation and amortization	1,149	1,020	13%

Operating income	$1,155	$1,421	-19%

Net income	$681	$834	-18%

Capital expenditures	$1,191	$993	20%

ENVENTIS PRODUCT LINE

	Three Months Ended March 31
	Enterprise Network Services (ENS)%			Enventis Transport Services (ETS)%
(Dollars in thousands)	2009	2008	Change	2009	2008	Change
Revenue before intersegment eliminations:
Equipment	$6,791	$10,168	-33%	$-	$-	-
Services	2,341	2,065	13%	6,657	5,373	24%
Intersegment	-	-	-	141	138	2%
	$9,132	$12,233	-25%	$6,798	$5,511	23%
Cost of sales, equipment
(excluding depreciation and amortization)	5,998	8,692	-31%	1	5	-80%
Cost of services
(excluding depreciation and amortization)	1,952	1,832	7%	3,286	2,447	34%
Selling, general and administrative expenses	1,288	1,259	2%	1,101	1,068	3%
Depreciation and amortization	82	121	-32%	1,067	899	19%

Operating income	$(188)	$329	-157%	$1,343	$1,092	23%
Net income	$(111)	$193	-158%	$792	$641	24%

Capital expenditures	$143	$133	8%	$1,048	$860	22%
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